C&F FINANCIAL CORPORATION
                OFFER TO PURCHASE FOR CASH UP TO 210,000 SHARES
                              OF ITS COMMON STOCK
                            AT $21.00 NET PER SHARE
            THE OFFER PERIOD WILL EXPIRE ON FRIDAY, MARCH 28, 1997,
       AT 5:00 P.M., EASTERN STANDARD TIME, UNLESS THE OFFER IS EXTENDED

               --------------------------------------------------

TO THE HOLDERS OF SHARES OF COMMON STOCK OF C&F FINANCIAL CORPORATION:

            C&F Financial Corporation, a Virginia corporation (the "Company"), hereby offers to purchase up to 210,000 shares (the "Shares"), of its Common Stock, $1.00 par value per share (the "Common Stock"), at $21.00 net per share to the seller in cash, upon the terms and conditions set forth herein and in the attached Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees, or, subject to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. However, any tendering shareholder or other payee who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal may be subject to a required tax withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. The Company will pay all charges and expenses of Citizens & Farmers Bank (the "Depository") incurred in connection with the Offer. Certificates being tendered may indicate the issuer as being either "C&F Financial Corporation" or "Citizens and Farmers Bank." Both forms of certificates represent ownership in C&F Financial Corporation and therefore both are included in this Offer.

              THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER
                           OF SHARES BEING TENDERED.
                   THE OFFER IS SUBJECT TO OTHER CONDITIONS.
                 SEE "CERTAIN CONDITIONS OF THE OFFER" HEREIN.

            Tenders pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (including any extensions); and if not yet accepted for payment, after the expiration of 40 business days from the commencement of the Offer (that is, any time after April 25, 1997), until accepted for payment.

            The Company's Common Stock is not listed for quotation on any national exchange and has relatively low trading volume. Accordingly, any recent trading information may or may not be an accurate indication of the Stock's value if traded more frequently. To the best of the Company's knowledge, the most recent trade for the Company's Common Stock was for 300 Shares at $17.75 per share on February 25, 1997.

            At a meeting of the Board of Directors of the Company held on February 18, 1997, the Board of Directors declared a regular, quarterly cash dividend of $0.16 per share on the Common Stock payable on April 1, 1997 to shareholders of record on February 18, 1997. Even though the dividend payment date will be April 1, 1997, after the Expiration Date (as defined herein), holders of record on February 18, 1997 will be entitled to receive such dividend regardless of whether they tender their Shares pursuant to the Offer.

              THE DATE OF THIS OFFER TO PURCHASE IS MARCH 3, 1997.

            THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. SHAREHOLDERS, HOWEVER, MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY SUCH RECOMMENDATIONS. SHAREHOLDERS SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO HEREIN AND MAKE THEIR OWN DECISION AS TO WHETHER OR NOT TO TENDER SHARES PURSUANT TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF A SALE OF STOCK PURSUANT TO THE OFFER.

                                   IMPORTANT

            Any shareholder desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Depository, and either mail or deliver the stock certificates for such Shares to the Depository (with all such other documents) or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder having Shares registered in the name of broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such are not immediately available or whose other required documentation cannot be delivered to the Depository by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth under "Procedure for Tendering Shares" herein. TO EFFECT A VALID TENDER OF SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

            Questions and requests for assistance or requests for additional copies of this Offer and the Letter of Transmittal, may be directed to Thomas F. Cherry, Vice President and Chief Accounting Officer, or Brad E. Schwartz, Vice President and Chief Information Officer, Citizens & Farmers Bank, P.O. Box 391, 621 Main Street, West Point, Virginia 23181, (804) 843-2360.

                                    SUMMARY

            This general summary is provided solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.


            Purchase Price................................      $21.00 per share


            Number of Shares to be Purchased..............      210,000 Shares (or such number as are validly tendered or such additional shares accepted pursuant hereto).


            How to Tender Shares..........................      See "Procedure for Tendering Shares" herein.


            Brokerage Commissions.........................      None.


            Stock Transfer Tax............................      None, if payment is made as instructed to avoid such tax.


            Expiration and Proration Dates................      Friday, March 28, 1997, 5:00 p.m. Eastern Standard Time, unless extended to such later date at the Company's discretion.


            Payment Date..................................      As soon as practicable after Expiration Date and acceptance of
                                                                Shares tendered pursuant to this Offer by the Company.


            Position of the Company and its Directors.....      Neither the Company, nor any Director makes any recommendation as to whether a shareholder should tender Shares pursuant to this
                                                                Offer.


            Withdrawal Rights.............................      Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, if not yet accepted for payment, after the expiration of 40 business days from the commencement of the Offer, unless accepted for payment.


           THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----

1.          Number Of Shares; Proration; Extension Of The Offer.........     5

2.          Background and Purpose of the Offer.........................     6

3.          Tenders by Holders of Fewer than 100 Shares.................     7

4.          Procedure for Tendering Shares..............................     7

5.          Withdrawal Rights...........................................     9

6.          Purchase of Shares and Payment of Purchase Price............    10

7.          Conditional Tender of Shares................................    10

8.          Certain Conditions of the Offer.............................    11

9.          Price Range of Common Stock; Dividends......................    12

10.         Effects of the Offer........................................    13

11.         Source and Amount of Funds..................................    14

12.         Certain Information About the Company; General Information..    14

13.         Historical Financial Information............................    15

14.         Certain Pro Forma Financial Information.....................    16

15.         Transactions and Arrangements Concerning the Common Stock...    19

16.         Federal Income Tax Consequences.............................    20

17.         Government Regulation.......................................    23

18.         Extension of the Offer Period; Termination; Amendments......    23

19.         Fees and Expenses...........................................    24

20.         Miscellaneous...............................................    24

                                    THE OFFER

1. NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

            Upon the terms and subject to the conditions and qualifications of the Offer, the Company will purchase up to 210,000 Shares of its Common Stock which are duly tendered prior to 5:00 p.m., Eastern Standard Time, on Monday, March 28, 1997 (the "Expiration Date"). The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depository, in which event the "Expiration Date" shall be the latest time and date on which the offer, as so extended, shall expire. See "Extension of the Offer Period; Termination; Amendments" for description of the Company's right to extend the time during which the Offer is open.

            Subject to the conditions of the Offer, if 210,000 or fewer Shares of Common Stock are duly tendered prior to the Expiration Date, the Company will purchase all Shares so tendered, except as provided below. The Offer is not conditioned on any minimum number of Shares being tendered. In the event of an oversubscription of the Offer, Shares tendered shall be purchased on a pro-rata basis, disregarding fractions, according to the number of Shares tendered by each shareholder prior to the Expiration Date of the Offer, provided, however, that:

                        (a) All Shares tendered prior to the Expiration Date by
            any shareholder who owned beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal shall be purchased in full, prior to the proration of Shares tendered by any other shareholder;

                        (b) The Company reserves the right to purchase, prior to
            purchasing any Shares to be purchased on pro-rata basis, all Shares tendered by any shareholder who has tendered all Shares beneficially owned by him or her and, as a result of the contemplated pro-rating would then own an aggregate of fewer than 100 Shares;

                        (c) The Company reserves the right, in its sole
            discretion, to elect to purchase any and all of the excess Shares tendered; and so long as the excess number accepted by the Company does not exceed two percent (2%) of the issued and outstanding Common Shares, no extension of the Offer period and no further notice to the shareholders will be required or given. If the Company elects to purchase excess tendered Shares, but less than all of the tendered Shares, then the Shares tendered shall be purchased on a pro-rata basis, as described above (subject to the exceptions noted in paragraphs (a) and (b), above).

            If (i) the Company increases or decreases the price to be paid for the Shares, increases the number of Shares being sought by greater than two percent (2%) of the outstanding Common Shares of the Company, decreases the Shares being sought, or incurs dealers/managers soliciting fees, and (ii) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in "Extension of the Offer Period; Termination; Amendments," herein, the Offer will be extended to the expiration of such period of ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

            THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "CONDITIONS TO THE OFFER".

            As of December 31, 1996, the Company had issued and outstanding 2,113,041 Shares of Common Stock and there were 74,050 Shares usable upon the exercise of outstanding stock options ("Options") under the Company's 1994 Incentive Stock Plan ("Stock Plan"). The 210,000 Shares that the Company is offering to purchase represent approximately 10% of the outstanding Shares (approximately 9% assuming exercise of all outstanding Options). As of such date, there were approximately 1,094 holders of record of Common Stock. Fewer than 305 shareholders held fewer than 100 Shares of Common Stock on December 31, 1996. Because some Shares are held in the names of brokers and nominees, the Company is unable to determine the total number of beneficial holders of fewer than 100 Shares or the aggregate number of Shares they own.

            The Company's Stock Plan makes available to key employees Common Stock in the form of Options. Holders of Options under the Stock Plan may participate in the Offer.

            This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of March 3, 1997 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees appear on the Company's shareholder list.

2. BACKGROUND AND PURPOSE OF THE OFFER

            During October 1996, the Company acquired from three large shareholders 119,803 shares of Common Stock, representing 5.4% of the total stock outstanding, for $17.75 per share in three privately negotiated transactions. The Board of Directors relied on the advice of Alex Sheshunoff & Co., an investment advisory firm specializing in financial institutions (the "Advisor"), regarding the immediate opportunity to repurchase those shares of Common Stock.

            At the time, the Common Stock was trading on an infrequent basis at between $18.50 and $19.00 per share. After an initial review, the Advisor recommended that the Company repurchase up to 200,000 shares of common stock outstanding immediately from the large shareholders, at a price below market levels, which took into account the likely discount for large lots.

            After the repurchase, the Advisor completed a detailed due diligence review of the Company's financial position and the relevant markets. After completing its due diligence, the Advisor proposed a number of suggestions to the Board, but the strategic capital plan was not yet completed. The Advisor did recommend an immediate additional stock repurchase of the outstanding Common Stock at a premium to the current market price. The Advisor stated that, due to the loyalty of the Company's shareholders, a premium over the trading price would be necessary to accomplish the repurchase. This Offer falls within the recommended ranges for volume and stock price provided by the Advisor. Although the Advisor has not yet completed its analysis and recommendation for the Company's capital plan, and the Board is still working with the Advisor to complete that capital plan, the Advisor and the Board believed that the stock repurchase should proceed as soon as possible. Accordingly, in a meeting held on February 18, 1997, all Company Directors in attendance approved the Offer as presented.

            The Offer is designed to reposition the Company's balance sheet to increase return on equity and earnings per share by re-deploying a portion of the Company's equity capital to pay for the Shares purchased in the Offer. Following completion of the Offer, the Company and its wholly-owned subsidiary, Citizens and Farmers Bank (the "Bank"), will continue to have strong capital positions and to qualify as "well-capitalized" institutions as defined by the Federal Reserve Board and the Federal Deposit Insurance Corporation. On a pro forma basis as of December 31, 1996, giving effect to the Offer at the purchase price of $21.00 per share and assuming acceptance of the maximum number of Shares in the Offer, the Company would have had a Tier I ratio of 17.8%, a total risk-based capital ratio of approximately 19% and a leverage ratio of approximately 10.4%, all well in excess of the minimum requirement for a "well-capitalized" institution.

            THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

3. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

            All Shares tendered for purchase by persons who beneficially held fewer than 100 Shares of Common Stock on the Expiration Date, and who properly tender all of their Shares prior to the Expiration Date, will be accepted before proration, if any, of the purchase of other tendered Shares. Partial tenders will not qualify for this preference, and it is not available to the holders who beneficially own 100 or more Shares on the Expiration Date, even though such holder has separate stock certificates for fewer than 100 Shares. Any shareholder owning fewer than 100 Shares and who wishes to tender all such Shares must complete the box captioned "Odd Lots" in the Letter to Transmittal. As also indicated under "Number of Shares; Proration; Extension of the Offer," the Company has reserved the right, but will not be obligated, to purchase all Shares properly tendered by any shareholder who has tendered all Shares beneficially owned by him or her and as a result of proration would then own an aggregate of fewer than 100 Shares.

4. PROCEDURE FOR TENDERING SHARES

            For a shareholder to tender Shares pursuant to the Offer, certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depository at the appropriate address set forth in the Letter of Transmittal, except as otherwise provided in this section. Certificates being tendered may indicate the issuer as being either "C&F Financial Corporation" or "Citizens and Farmers Bank." Both forms of certificates represent ownership in C&F Financial Corporation and therefore both are included in this Offer. DEPOSIT OF THESE MATERIALS IN THE MAIL ON THE EXPIRATION DATE DOES NOT CONSTITUTE A TIMELY TENDER.

            No signature guarantee is required unless Special Payment Instructions or Special Delivery Instructions are given on the Letter of Transmittal.

            If a shareholder wishes to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depository by the Expiration Date, such Shares still may be tendered, provided that all of the following conditions are satisfied:

                        (a) Such tenders are made by or through a member of a registered national securities exchange, a member of the National Association of Securities Dealers ("NASD") or a commercial bank or trust company with membership in an approved signature guarantee medallion program pursuant to Rule 17Ab-15 of the Exchange Act (an "Eligible Institution");

                        (b) The Depository receives (by hand, mail, telegram, or acceptable facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchaser and includes a guarantee by an Eligible Institution in the form set forth in such Notice; and

                        (c) The certificates for all tendered Shares of Common Stock, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal are received by the Depository within five business days after receipt by the Depository of such Notice of Guaranteed Delivery.

            Payments for Shares of Common Stock tendered and purchased will be made only after receipt by the Depository of the certificate(s) therefor, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal.

            THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, INSURED REGISTERED MAIL -- RETURN RECEIPT REQUESTED SHOULD BE CONSIDERED, AND ENOUGH TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

            All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company in its sole discretion, and its determination shall be final and binding. The Company reserves the right to reject any or all tenders determined by it not to be in appropriate form or which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares of Common Stock or any particular shareholder, and the Company's interpretations of the terms and conditions of the Offer will be final and binding. Tenders will not be deemed to have been made until any defects and any irregularities have been cured or waived. Neither the Company, nor the Depository nor any other person shall be obligated to give any such notice nor incur any liability for failure to give any such notice. A tender of Shares of Common Stock made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering shareholder and the Company in accordance with the terms and subject to the conditions of this Offer.

            If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificate are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer.

            A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for his own account unless, at the time of tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of the shares tendered or other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for Tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

            CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO CITIZENS & FARMERS BANK, STOCKHOLDER RELATIONS, P.O. BOX 391, 621 MAIN STREET, WEST POINT, VIRGINIA 23181.

5. WITHDRAWAL RIGHTS

            Tenders made pursuant to the Offer are revocable and may be withdrawn (a) at any time prior to the Expiration Date (including any extension of the Offer), and (b) if not yet accepted for payment, after the expiration of 40 business days from the commencement of the Offer (that is, any time after April 25, 1997), until the tender is accepted for payment. This is in accordance with applicable regulations of the Securities and Exchange Commission (the "Commission").

            To be effective, a notice of withdrawal in written, telegraphic or facsimile form must be received in a timely manner by the Depository at the appropriate address set forth in the Letter of Transmittal. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn, and, if certificates representing such Shares have been delivered to the Depository, the name of the registered holder(s) of such Shares, as set forth in such certificates. If the certificates have been delivered to the Depository, the tendering shareholder must also submit the serial numbers of the particular certificates for the Shares to be withdrawn and the signature on such shareholder's notice of withdrawal must be guaranteed by an Eligible Institution, as defined previously.

            All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, and its determination shall be final and binding on all parties. Neither the Company nor the Depository or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and Shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered before the Expiration Date by again following the procedures described under "Procedure for Tendering Shares."

6. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

            The Company shall be deemed to have purchased Shares of Common Stock pursuant to the Offer when, as and if it gives oral or written notice to the Depository of its acceptance for payment of such Shares, which notice, subject to the provisions of the Offer, may be given at any time after the Expiration Date of the Offer. Payment for all Shares properly tendered prior to the Expiration Date and purchased pursuant to the Offer will be made by the Depository by check as promptly as practicable after the Expiration Date. However, in the event of proration, the Company does not expect to be able to determine the final proration factor and pay for tendered Shares until approximately ten business days after the Expiration Date. Certificates for all tendered Shares not purchased (see "Number of Shares; Proration; Extension of the Offer") will be returned as soon as practicable after the Expiration Date or termination of the Offer, without expense to the tendering shareholder.

            The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. However, if payment of the purchase price is to be made to, or in circumstances permitted by the Offer, if purchased Shares are to be registered in the name of any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

            The Depository will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. The Company will not pay interest on the purchase price.

            ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE BOX CAPTIONED "SUBSTITUTE FORM W-9" IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACK-UP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 16 HEREIN.

7. CONDITIONAL TENDER OF SHARES

            Under certain circumstances and subject to the exceptions set forth under "Number of Shares; Proration; . . ." above, the Company may prorate the number of Shares of Common Stock purchased pursuant to the Offer. As discussed under "Federal Income Tax Consequences," the number of Shares purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number must be purchased, if any are purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal. It is the tendering shareholder's responsibility to calculate such minimum number of Shares. If the effect of accepting tenders on a pro-rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be regarded as withdrawn, except as provided in the next paragraph, and all Shares tendered by such shareholder will be returned as soon as practicable thereafter.

            If so many conditional tenders are withdrawn that the total number of Shares to be purchased falls below 210,000 Shares, then to the extent feasible the Company will select enough of such conditional tenders, which would otherwise have been withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

8. CERTAIN CONDITIONS OF THE OFFER

            Notwithstanding any term of the Offer, the Company may, at its option, withdraw the Offer and shall not be required to accept for payment or purchase or pay for any Shares of Common Stock tendered, if before termination of the Offer, any event shall have occurred that has been determined by the Company, in the Company's sole judgment in any such case, and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), making it inadvisable to proceed with the Offer or with such acceptance for payment or payment, including but not limited to the following events:

                        (a) There shall have been instituted or threatened any action or proceeding before any court or administrative agency which challenges the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or in the judgment of the Company could otherwise materially and adversely affect the Company; or

                        (b) Any action shall have been taken, or any statute, rule, regulation or order shall have been proposed, enacted, enforced, or deemed to be applicable to the Offer, by any governmental agency or other regulatory administrative authority, domestic or foreign, which, in the judgment of the Company would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits of the Offer to the Company; or

                        (c) There shall have occurred any commencement of armed hostilities directly or indirectly involving the United States, or any national emergency, banking moratorium or suspension of payments by banks in the United States, or any general suspension of trading or limitation of prices for securities on any primary securities exchange or in the over-the-counter market in the United States, or any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of ten percent measured from the close of business on March 3, 1997; or

                        (d) Any change shall occur or be threatened in the business, condition (financial or otherwise), operations, stock ownership, prospects of the Company or the Bank, which, in the judgment of the Company, is or may be material to the Company or its subsidiary, any of which in the sole judgment of the Company makes it inadvisable to proceed with such acceptance, purchase or payment.

            Any determination by the Company concerning any events described in this section and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or the payment for any Shares tendered shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

PRICE RANGE OF COMMON STOCK; DIVIDENDS

            The Common Stock of the Company is not listed for quotation on any national exchange and is traded thinly on the local market. As of December 31, 1996, there were 2,113,041 Shares of Common Stock outstanding. The Company purchased 119,803 shares of Common Stock in October of 1996, in blocks ranging from 19,803 shares to 50,000 shares, at a price of $17.75, a discount below the normal trading price of the Company's Common Stock due to the large lot size. There have been eight trades affected by other shareholders during the past sixty days that have come to the attention of the Company, for between 100 and 1,300 shares and at a purchase price of between $ 17.50 and $20.00 per share.

            The following table sets forth the range of the high and low sale prices of the Company's Common Stock for all trades reported to the Company during those periods. In some quarters, only one or two trades were affected, so the stock prices may not be meaningful. The following quotations have been adjusted to reflect any stock splits or dividends paid on outstanding Shares during the relevant periods stated in the table.

                                                Stock Prices
                                                                  Dividends
                                          High (1)     Low (1)    Per Share

1994
1st Quarter..........................    18.00         16.50         .125
2nd Quarter..........................    18.75         17.00         .13
3rd Quarter..........................    19.50         17.63         .14
4th Quarter..........................    21.00         19.00         .14
1995
1st Quarter..........................    21.00         20.00         .14
2nd Quarter..........................    21.50         21.25         .14
3rd Quarter..........................    21.25         21.00         .15
4th Quarter..........................    21.00         19.50         .15
1996
1st Quarter..........................    20.50         19.25         .15
2nd Quarter..........................    20.00         18.75         .15
3rd Quarter..........................    19.00         18.50         .15
4th Quarter..........................    20.00         17.75         .16
1997
1st Quarter (through February 25th)..    20.00         17.50         .16 (2)

-------------
(1) In many cases, these stock trades were subject to brokerage commissions which would reduce the total net proceeds to the seller. The stock prices shown above do not reflect such commissions.

(2) Dividend declared on February 18, 1997, payable on April 1, 1997, to holders of record on February 18, 1997.

            As of February 25, 1997, the most recent trade of which the Company is aware was for 300 Shares at $17.75 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES AND TO CONSULT AN INDEPENDENT FINANCIAL ADVISOR.

            At a meeting of the Board of Directors of the Company held on February 18, 1997, the Board of Directors declared a regular, quarterly cash dividend of $0.16 per share on the Common Stock payable on April 1, 1997 to shareholders of record on February 18, 1997. Even though the dividend payment date will be April 1, 1997, after the Expiration Date (as defined herein), holders of record on February 18, 1997 will be entitled to receive such dividend regardless of whether they tender their Shares pursuant to the Offer.

10. EFFECTS OF THE OFFER

            The Offer will enable shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company, if they so desire. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs of the Company for services to shareholders may be reduced. For shareholders who do not tender Shares, there is no assurance that the price of the stock will not trade below the price currently being offered by the Company pursuant to the Offer. For shareholders who do tender, there is no assurance that the trading price of Company Common Stock will not increase as a result of the Offer and at some point exceed the Offer price. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interest accounting treatment for any acquisition transaction for approximately two years.

            The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. The Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares.

            Following completion of the Offer, the Company may repurchase additional Shares in the open market in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholder than the terms of the Offer. Rule 13e-4 of the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position, and general economic and market conditions.

            The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

            See "Certain Pro Forma Financial Information," herein, for pro-forma financial statements showing the effects of the Company's purchase of Shares of Common Stock pursuant to the Offer. To the extent that Shares of Common Stock are purchased in the Offer, the proportionate interest of non-tendering shareholders in the Company will be increased. Shares of Common Stock purchased pursuant to the Offer will have the status of authorized but unissued Shares.

11. SOURCE AND AMOUNT OF FUNDS

            Assuming that the Company purchases 210,000 Shares in this Offer at a price of $21.00 per share, the total amount required to purchase the Shares would equal $4,410,000 plus all fees and expenses applicable to this Offer. The Company intends to pay for validly tendered Shares, as well as for the costs and expenses of this Offer, from proceeds from the maturity of investment securities and through an established line of credit with the Federal Home Loan Bank ("FHLB").

12. CERTAIN INFORMATION ABOUT THE COMPANY; GENERAL INFORMATION

General

            C&F Financial Corporation (the "Company") is a bank holding company incorporated under the laws of the Commonwealth of Virginia in March, 1994. The Company owns all of the stock of its sole subsidiary, Citizens and Farmers Bank (the "Bank") which is an independent commercial bank chartered under the laws of Virginia. The Bank has a total of nine branches. The Bank has its main office at Eighth and Main Streets, West Point, Virginia and has branch offices in the locations of Norge, Middlesex, Providence Forge, Quinton, Tappahannock, Varina, Williamsburg and West Point (2 branches). The Bank was originally opened for business under the name Farmers and Mechanics Bank on January 22, 1927.

            The local community served by the Bank is defined as those portions of King William County, King and Queen County, Hanover County and Henrico County, Virginia which are east of Route 360; Essex, Middlesex, New Kent, Charles City, and James City Counties; that portion of York County which is directly north of James City County and that portion of Gloucester County surrounded by Routes 14 and 17.

            The Company, through its subsidiaries, offers a wide range of banking services available to both individuals and small businesses. These services include various types of checking and savings deposit accounts, and the making of business, real estate, development, mortgage, home equity, automobile and other installment, demand and term loans. Also, the Bank offers ATMs at all locations, credit card services, trust services, travelers' checks, money orders, safe deposit rentals, collections, notary public, wire services and other customary bank services to its customers.

            The Bank has three wholly-owned subsidiaries, C&F Title Agency, Inc., C&F Investment Services, Inc., and C&F Mortgage Corporation, all incorporated under the laws of the Commonwealth of Virginia. C&F Title Agency, Inc. sells title insurance to the mortgage loan customers of the Company. C&F Investment Services, Inc. organized April, 1995, is a full-service brokerage firm offering a comprehensive range of investment options including stocks, bonds, annuities and mutual funds. C&F Mortgage Corporation, organized in September, 1995, originates and sells residential mortgages.

            C&F Mortgage Corporation provides mortgage services through five locations in Virginia and two in Maryland. The Virginia offices are in Richmond (two locations), Williamsburg, Newport News, and Chester. The Maryland offices are in Crofton and Bel Aire.

            As of December 31, 1996, a total of 202 persons were employed by the Company, of whom 25 were part-time. The Company considers relations with its employees to be excellent.

            The Bank is subject to competition from various financial institutions and other companies or firms that offer financial services. The Bank's principal competition in its market area consists of all the major statewide banks. The Bank also competes for deposits with savings and loan associations, credit unions, and with money-market funds. In making loans, the Bank competes with consumer finance companies, credit unions, leasing companies and other lenders. C&F Mortgage Corporation competes for mortgage loans in its market areas with other mortgage companies, commercial banks, and other financial institutions. C&F Investment Services competes with other investment companies, brokerage firms, and insurance companies to provide these services.

Regulation and Supervision

            The Company is subject to regulation by the Federal Reserve Bank under the Bank Holding Company Act of 1956. The Company is also under the jurisdiction of the Securities and Exchange Commission and certain state securities commissions with respect to matters relating to the offer and sale of its securities. In addition, the Bank is subject to regulation and examination by the State Corporation Commission and the Federal Deposit Insurance Corporation.

13. HISTORICAL FINANCIAL INFORMATION

            The following tables set forth certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information for the fiscal years 1995 and 1996 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's annual reports on Form 10-KSB for the fiscal years ended December 31, 1995 and 1996, which reports are incorporated herein by reference. The summary financial information should be read in conjunction with, and is qualified in its entirety by a reference to, the audited financial statements and the related notes thereto from which it has been derived. Copies of the reports may be inspected or obtained from the Commission in the manner specified in "Additional Information" below.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                       At or for the
                                                  Year Ended December 31,
                                                  1996               1995
                                          (in thousands, except per share data)
Income Statement Data:
Interest income                                  18,333             15,687
Interest expense                                  7,668              6,527
                                                -------             ------
Net interest income                              10,665              9,160

Provision for loan losses                            30                  -
Other operating income                            4,679              1,233
Other operating expense                          10,294              6,127
Income tax expense                                  959                890
                                               --------            -------

Net Income                                        4,061              3,376
                                                =======             ======

Net income per share                               1.84               1.51
Weighted average number of shares
  including common stock equivalents          2,213,000          2,236,478

Balance Sheet Data:

Total assets                                    256,671            238,995
Investment Securities:
  Available for sale                             18,918             23,742
  Held to maturity                               66,651             76,895
Loans, net                                      136,732            110,012
Deposits                                        216,423            204,001
Other borrowings                                  5,055              1,200
Shareholders' equity                             32,215             31,818
Book value per share                              15.25              14.26
Shares outstanding                            2,113,041          2,230,744

Selected Financial Ratios:

Return on average assets                           1.65               1.60
Return on average equity                          12.66              11.08
Average equity to average assets                  13.06              14.44

Additional Information

            Additional information concerning the Company is set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, and in the Company's proxy statement filed as an exhibit to the Company's Form 10-KSB on February 28, 1997. Such reports are available upon request from the Company. The Company also has filed a Schedule 13E-4 with the Commission, which includes certain additional information related to the Offer. Forms 10-KSB, as well as other periodic reports, proxy statements and other information, are regularly filed by the Company with the Commission. Such material may be inspected and copied at prescribed rates at the Commission's Public Reference Facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the New York regional office of the Commission located at Suite 1300, Seven World Trade Center, New York, New York 10048, and copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an internet web site at HTTP://WWW.SEC.GOV., containing reports, proxy and informational statements and other information regarding companies who file reports electronically with the Commission. In addition, reports, proxy statements, and other information concerning the Company may be obtained from Thomas F. Cherry, Vice President and Chief Accounting Officer or Brad E. Schwartz, Vice President and Chief Information Officer, Citizens & Farmers Bank, 621 Main Street, West Point, Virginia 23181, (804) 843-2360.

14. CERTAIN PRO FORMA FINANCIAL INFORMATION

            The following summary unaudited pro forma financial information as of and for the year ended December 31, 1996 has been prepared on the assumption that the Company acquired 210,000 Shares of its common stock for $21.00 per Share pursuant to the Offer. The balance sheet data gives effect to the purchase of Shares as of December 31, 1996. The income statement data gives effect to the purchase of Shares as of January 1, 1996. The pro forma financial information should be read in conjunction with the audited financial statements and related notes contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996. The pro forma financial information does not purport to be indicative of the results that would have actually been attained had the purchase of the Shares been completed at the dates indicated or that may be attained in the future.

                                                   At or for the
                                            Year Ended December 31, 1996

                                           Historical         Pro Forma
                                        (in thousands, except per share data)

Income Statement Data:

Interest income                             18,333              18,138
Interest expense                             7,668               7,779
                                           -------             -------
Net interest income                         10,665              10,359
Provision for loan losses                       30                  30
Other operating income                       4,679               4,679
Other operating expense                     10,294              10,294
Income tax expense                             959                 855
                                          --------            --------
Net Income                                   4,061               3,859
                                           =======             =======


Net income per share                          1.84                1.93
Weighted average number of shares
  including common stock equivalents     2,213,000           2,003,000

Balance Sheet Data:

Total assets                               256,671             254,171
Investment securities:
  Available for sale                        18,918              16,418
  Held to maturity                          66,651              66,651
Loans, net                                 136,732             136,732
Deposits                                   216,423             216,423
Other borrowings                             5,055               6,965
Shareholders' equity                        32,215              27,805
Book value per share                         15.25               14.61
Shares outstanding                       2,113,041           1,903,041

Selected Financial Ratios:

Return on average assets                      1.65                1.59
Return on average equity                     12.66               13.94
Average equity to average assets             13.06               11.38


--------------

Notes to Pro Forma Financial Information

(1) The funds used to purchase Shares were considered to be obtained from proceeds from the maturity of investment securities and through an established line of credit with the FHLB ($2,500,000 in proceeds from the maturity of investment securities is assumed at a yield of 7.8% and $1,910,000 of FHLB advances is assumed at a rate of 5.8%). The tax rate assumed is 34%. The income statement data reflects the reduction in interest income on the investment securities and the increase in the interest expense associated with the FHLB advances as if the investment securities matured and the FHLB advances were outstanding as of January 1, 1996. The income statement does not reflect a savings by the Bank of state franchise tax as a result of reducing capital, that the Company expects will be approximately $44,000 annually, commencing in the year following such reduction of capital by the Bank.

(2) The purchase of Shares was allocated to common stock at its $1.00 per share par value, and the remainder of the purchase price was allocated to retained earnings.

(3) Costs incurred in connection with the Offer will be capitalized as part of the cost of Shares purchased, and consequently no effect of the costs is reflected in the pro forma financial information. Costs incurred in connection with the offer are expected to approximate $40,000.


            The Company and the Bank are both subject to regulatory requirements regarding maintaining minimum capital. The following table shows the historic capital ratios of the Company and the Bank at December 31, 1996 (with the pro forma ratios assuming that 210,000 Shares have been purchased by the Company at December 31, 1996) and the minimum required regulatory ratios.

                                                     December 31, 1996
                                                   Bank             Company
                                                   ----             -------
Risk-based capital ratio:
  Historical                                       19.4%              22.1%
  Pro forma                                        16.3               19.0
  Minimum required                                  8.0                8.0
"Well-capitalized" minimum required                10.0               10.0
Leverage ratio:
  Historical                                       10.5               12.2
  Pro forma                                         8.7               10.4
  Minimum required                                  3.0                3.0
"Well-capitalized" minimum required                 5.0                4.0
Tier-one ratio:
  Historical                                       18.2               20.8
  Pro forma                                        15.0               17.8
  Minimum required                                  4.0                4.0
  "Well capitalized" minimum required               6.0                6.0

            THE COMPANY'S PRO FORMA FINANCIAL STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL INFORMATION INCORPORATED HEREIN BY REFERENCE AND DO NOT PURPORT TO BE INDICATIVE OF FUTURE EARNINGS OR FINANCIAL POSITIONS OR OF WHAT EARNINGS OR FINANCIAL POSITION WOULD HAVE BEEN HAD THE OFFER BEEN CONSUMMATED AS OF THE DATES FOR WHICH PRO FORMA STATEMENTS ARE PRESENTED.

15. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON STOCK

            There were no transactions in the Company's Common Stock by the Company, its subsidiaries, its executive officers and directors within the period of 40 business days prior to the date of this Offer. However, effective October 16, 1996, the Company repurchased 50,000 shares from director Sutton for $17.75 per share.

            Other than this transaction, neither the Company nor its subsidiaries, nor, to the Company's knowledge, any of its executive officers or directors or any associate of any such officer or director of the Company or its subsidiaries has engaged in any transactions involving shares of Common Stock during the period of 40 business days prior to the date hereof. Executive officers and directors of the Company and Bank will be eligible to tender Shares pursuant to the Offer. Two directors of the Company have indicated that they may tender some number of shares pursuant to this Offer. The other members of the Company's Board have indicated that they do not intend to tender shares pursuant to this Offer, although they reserve their right to do so.

            Except as set forth herein, neither the Company nor, to the Company's knowledge, any of its executive officers or directors, or any of the executive officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to this Offer with any other person with respect to Common Stock of the Company.

            Except as disclosed in this Offer to Purchase, the Company currently has no plans for proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company or the disposition of securities by the Company (except for the stock option plan); (ii) extraordinary corporate transactions such as a merger, reorganization or liquidation, involving the Company or any and all of its subsidiaries; (iii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iv) any change in the present Board of Directors or management of the Company; (v) any material change in the present dividend rate or policy for indebtedness or capitalization of the Company; (vi) any other material change in the Company's corporate structure or business; (vii) any material change in the Company's Articles of Incorporation or Bylaws or any action which may impede the acquisition of control of the Company by any person; (viii) a class of equity security of the Company becoming eligible for termination of registration pursuant to the Section 12(g)(4) of the Exchange Act; or (ix) the suspension of the Company's obligation to file reports pursuant to Section 15(b) of the Exchange Act. However, pursuant to the advice from the Advisor regarding the Company's capital plan, one of the matters that the Board will consider later this year will be the feasibility of a change in dividend payment practice. No decision has yet been made on this matter, but it is possible that the annual dividend payments per share may be increased later this year or in future years.

16. FEDERAL INCOME TAX CONSEQUENCES


            The following discussion is based upon information provided by the Company, the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the "Code"), existing and proposed regulations thereunder, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion.

            This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular shareholders of the Company in light of their personal circumstances or to certain types of shareholders of the Company (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

General Consequences

            Sales of Common Stock by tendering Shareholders pursuant to the Offer will be taxable transactions for federal income tax purposes (and may be taxable transaction under state, local or foreign tax laws as well). The federal income tax consequences to a tendering shareholder may vary depending upon the particular facts and circumstances of that individual. Accordingly, each shareholder is urged to consult his own tax advisor with respect to the federal income tax consequences to him of the sale of his Common Stock in connection with the Offer.

            Under the Code, a shareholder whose Shares are purchased pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the cash received and such shareholder's adjusted basis for his Shares redeemed, if (i) as a result of the sale, his stock interest in the Company is completely terminated, (ii) the cash distribution is substantially disproportionate with respect to the selling stockholder, or (iii) the cash distribution is deemed to be not essentially equivalent to a dividend. These tests are discussed in greater detail below. Such gain or loss generally will be treated as a capital gain or loss if the Shares of Common Stock are held as capital assets, and generally will be treated as a long-term capital gain or loss if the shareholder's holding period for such Shares is more than one year.

            To determine whether the foregoing tests are met, there must be taken into account both (a) any shares actually owned by such shareholder and
(b) any shares considered owned by such shareholder by reason of certain constructive ownership rules set forth in Sections 318 and 302 (c) of the Code. Under Section 318, a shareholder generally will be treated as owning shares which he has the right to acquire under options and shares owned (and, in some cases, constructively owned) by members of the tendering shareholder's family and by related entities (such as corporations, partnerships, trusts and estates) in which such shareholder, a member of his family or a related entity has an interest.

            IF NONE OF THE FOREGOING TESTS (DESCRIBED IN GREATER DETAIL BELOW) ARE SATISFIED, THE CASH RECEIVED PURSUANT TO THE OFFER WILL BE TREATED AS A DIVIDEND AND WILL BE TAXABLE AS ORDINARY INCOME TO THE EXTENT OF THE CURRENT AND ACCUMULATED EARNINGS AND PROFITS OF THE COMPANY.

Complete Termination of Interest

            A termination of stock interest of a tendering shareholder will have occurred if, pursuant to the Offer, the Company purchases all of his Common Stock and such shareholder does not own directly and is not deemed to own, under the constructive ownership rules described above, any other stock of the Company. If the Offer is prorated, the Shares that are not purchased by reason of such proration must be taken into account in determining whether a shareholder has achieved a complete termination of his interest in the Company. If a shareholder would otherwise satisfy the complete termination requirement, but for his constructive ownership of Shares held by family members, under certain circumstances such shareholder may be entitled to disregard such constructive ownership. A shareholder who has a complete termination of his interest generally will receive capital gain or loss treatment provided that he holds his Shares of Common Stock as capital assets.

Substantially Disproportionate Redemption

            A substantially disproportionate redemption occurs as to a particular shareholder if the redemption results in the shareholder owning less than 80% of the percentage of outstanding Common Stock that he owned immediately before the redemption and less than 50% of all of the Company's outstanding Common Stock. In applying these tests, the constructive ownership rules discussed above will apply. A shareholder whose receipt of cash pursuant to the Offer qualifies as a substantially disproportionate redemption generally will receive capital gain or loss treatment provided that he holds his Shares of Common Stock as capital assets.

Redemption Not Essentially Equivalent to a Dividend

            Even if there is not a complete termination of the shareholder's interest and the receipt of cash by such shareholder fails to qualify as a "substantially disproportionate" redemption, it is possible that the receipt of cash by such shareholder pursuant to the Offer may be treated as "not essentially equivalent to a dividend." A redemption will be treated as "not essentually equivalent to a dividend" if, as result of the sale of Common Stock pursuant to the Offer, a shareholder has realized a "meaningful reduction" in his proportionate interest in the Company, taking into account the constructive ownership rules. This determination depends on all the facts and circumstances of each case. Shareholders tendering Shares in this Offer should note that the change in their relative stock interest in the Company may be affected by an proration of the Offer. A shareholder who meets the requirements of the "not essentially equivalent to a dividend" test generally will receive capital gain or loss treatment provided that he holds his Shares of Common Stock as capital assets. ANY SHAREHOLDER SEEKING TO RELY ON THE "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND" TEST SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO ITS APPLICATION IN HIS PARTICULAR SITUATION.

Determining Amount of Taxable Gain

            If one of the three tests described above is satisfied, the tendering shareholder will recognize gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer and his adjusted basis in the redeemed Shares. Different rules may apply to the determination of the adjusted basis of shares of stock, depending upon how the Shares were acquired by the shareholder. Generally, the basis of shares is equal to their cost. However, if the Shares were received in a tax-free reorganization, inherited, received by gift or received in numerous other ways, special tax rules may apply. Special rules may apply to a significant number of the Company's outstanding Shares of Common Stock which originally were issued in exchange for shares of the Bank in connection with the reorganization of the Bank into a holding company structure. Assuming that the holding company reorganization in fact qualified as a tax-free reorganization, any shareholder who exchanged all of his Bank shares solely for Shares of the Company's Common Stock in the holding company reorganization generally would have an adjusted basis in his Common Stock equal to his basis in the exchanged Bank shares.

            Assuming that the stock of a particular shareholder is a capital asset and that the shareholder will recognize a capital gain or loss on the repurchase of the Shares by the Company pursuant to the Offer, a determination then must be made as to the length of time during which the stock has been held or deemed held by that particular shareholder. Currently, the required holding period to obtain long-term capital gain and loss treatment is more than one year. For stock acquired in a tax-free exchange (or received by gift or inheritance) the shareholder may be entitled to add ("tack") the holding period of his exchanged shares (or the holding period of a former owner) to his holding period for the acquired shares.

Taxable Dividend Treatment

            If none of the three tests described above is satisfied, then the shareholder generally will be treated as having received a distribution taxable as a dividend (i.e., ordinary income) to the extent of current and accumulated earnings and profits of the Company. To the extent the cash received by the shareholder pursuant to the Offer exceeds the Company's earnings and profits, it will be applied to reduce his adjusted basis in his Common Stock, and any amount in excess of basis will be taxed as capital gain. Corporate shareholders may be entitled to the dividends-received deduction, except that the amount of the deduction may be reduced under certain special tax rules.

Backup Withholding Requirements

            Under federal backup withholding rules, except in the case of certain exempt taxpayers, the Depository will be required to withhold and will withhold 31% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless the shareholder provides his tax identification number (employer identification number or social security number), certifies that such number is correct, and certifies that he is not subject to backup withholding under Section 3406(a)(1)(C) of the Code. Each shareholder should fully complete and sign the box captioned "Substitute Form W-9" included as part of the Letter of Transmittal, so as to provide the information and certifications necessary to avoid backup withholding. See the Letter of Transmittal and the Instructions thereto for further details.

            THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE PURCHASE OF HIS COMMON STOCK PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY OF THE CONSTRUCTIVE OWNERSHIP RULES, THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

17. GOVERNMENT REGULATION

            The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by the purchase of Shares as contemplated in the Offering or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the Company's purchase or ownership of Shares as contemplated by the Offering. Under Federal Reserve Board regulations, promulgated under the Bank Holding Company Act of 1956, a bank holding company must give written notice to the Board of Governors of the Federal Reserve before purchasing or redeeming its equity securities if the gross consideration paid for the purchase or redemption equals or exceeds 10% of the company's consolidated net worth during a 12 month period, unless, (i) the holding company meets the thresholds established for "well capitalized" state member banks under applicable regulations following the redemption, and (ii) the bank holding company received a composite "1" or "2" rating at its most recent Federal Reserve Board examination, and the Company (and Bank) have no unresolved regulatory supervisory issues. The Company meets these criteria, and therefore, it will not be required to file a notice with the Federal Reserve Board prior to making the Offer for purchasing the Shares. No approval of any other federal, state or local governmental body is required with respect to the Offering.

            Should any such approval or other action be required, the Company will immediately seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for the payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business.

18. EXTENSION OF THE OFFER PERIOD; TERMINATION; AMENDMENTS

            The Company reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth under "Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the offer is open (and thereby delay acceptance for payment of, and payment for, any Shares) by giving oral or written notice of extension to the Depository and making a public announcement thereof. The Company also reserves the right, in its sole discretion, to terminate the Offer and not to purchase or pay for any Shares of Common Stock not previously purchased or paid for upon the occurrence of any of the conditions specified herein by giving oral or written notice of such termination to the Depository institution and making a public announcement thereof. The Company further reserves the right, in its sole discretion and regardless of whether any of the events set forth under "Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time affected by public announcement thereof, such announcement, and in the case of any extension, to be issued no later than 9:00 a.m., Eastern Standard Time on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a press release to the Richmond Times-Dispatch and filing a Form 8-K with the SEC.

            If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(b)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which any Offer must remain open following material changes in the terms of the Offer or information concerning the Offer than those offers, other than a change in the price or a change in percentage of securities sought will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding capital Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of 10 business days.

19. FEES AND EXPENSES

            The Company will reimburse any broker or dealer, commercial bank or trust company for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company or the Depository for purposes of the Offer.

20. MISCELLANEOUS

            The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

            Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on
Schedule 13E-4 which contains additional information with respect to the offer. The Schedule 13E-4, including the Exhibits and any amendments thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under "Additional Information" with respect to information concerning the Company.

            This Offer is made to all shareholders of the Company as of the date of this Offer.